UNITED STATES
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Surge Components, Inc.
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Surge Components, Inc. Sends Letter to Shareholders

Your Experienced Co-Founders – Ira Levy and Steve Lubman – Are Executing on a Successful Strategy to Drive Continued Growth at Surge

Dissident Shareholders Tofias and Rexroad Have No Plan Other Than to Sell the Company Quickly, Depriving You of Long-Term Value

Vote Today on the GOLD Proxy Card to Protect Your Investment

November 08, 2016 08:30 AM Eastern Standard Time

DEER PARK, N.Y.--(BUSINESS WIRE)--The Board of Directors of Surge Components, Inc. (“Surge” or the “Company”) (OTC Pink:SPRS), a leading supplier of capacitors, discrete semi-conductors and audible and sounding devices, today sent the following letter to Surge shareholders:

November 8, 2016

Dear Fellow Shareholders,

At the upcoming Surge Annual Meeting of Shareholders to be held on November 22, 2016, we believe you will face a clear choice between:

1. Supporting your Company’s co-founders, Ira Levy and Steve Lubman, as they continue to execute on a successful strategy to drive continued growth at Surge and deliver sustainable, long-term value for you. This successful strategy has delivered strong growth and profitability over the past eight years since 2008, and we expect more growth. This past third quarter alone we delivered a 6.6% year-over-year increase in gross profits and a 25.9% gross profit margin.

OR

2. Backing dissident shareholders Michael Tofias and Bradley Rexroad, whose only stated plan is to quickly sell the Company so that they can exit their positions, while leaving your money on the table. In their own words from their October 25, 2016 letter, “We continue to believe Surge should be sold, preferably to a strategic buyer.” Now, in the 11th hour, they claim to want to “fix” Surge. But they still offer no plan whatsoever. Rexroad and Tofias do not want to manage or “fix” Surge; they want to sell it. The reality remains that their election would serve their own short-term interests while leaving you – our shareholders – with a rudderless Company.

Your Founders:

•	Clear growth strategy: higher margin business, expanding international footprint, capitalizing on industry relationships
•	Each has more than 40 years of industry experience and strong reputations
•	Building long-term value – delivered strong growth and profitability over the past eight years since 2008

The Dissidents:

•	No plan, no industry experience, no public board experience
•	Flip-flopping – quick sale of the Company to "fix Surge"
•	Grasping at straws – citing 20 year old ancient history to make their case

We urge you to support the re-election of Ira Levy and Steve Lubman as directors at the Annual Meeting of Shareholders to be held on November 22, 2016, and we recommend that you disregard incorrect and misleading claims made by dissident shareholders Tofias and Rexroad.

Let’s look at the facts when comparing your Company’s founders and the dissidents:

Your Founders: Each possesses more than 40 years of deep experience in the electronic components industry.Together they have built Surge since its inception in 1981, and as Surge’s largest stockholders their interests are aligned with yours.

•	Co-founders Ira Levy and Steve Lubman have worked hard to build Surge over the past 35 years into the successful and growing world-class business that it is today.
•	Ira and Steve are highly-respected in the electronic components industry and have the deep customer and supplier relationships that are the lifeblood of the Company’s current and future success.
•	Under their leadership, Surge’s share price has appreciated tremendously – by 1,313% – over the past eight years.[1] As owners of approximately 21% of Surge’s stock, Ira and Steve have true “skin in the game” and have the same incentive for the long-term performance of Surge as you.

1 October 10, 2008 – October 6, 2016

The Dissidents: Tofias and Rexroad have no relevant industry experience and no plan for Surge.

•	The dissidents are NOT EXPERTS in the electronic components industry and DO NOT UNDERSTAND the complexity of the business.
•	They have NOT presented a strategic plan beyond selling the Company, which they have stated multiple times as their goal. The idea in their most recent letter that they have “no preconceived notions about the ‘right’ future direction for Surge,” DIRECTLY CONTRADICTS THEIR PREVIOUS STATEMENTS.
•	Tofias and Rexroad have NEVER served on the board of a public company.

Your Founders: Have methodically positioned Surge for future growth and maximum value creation. Our plan is working. Now is not the time to sell. Over nearly four decades your founders have:

•	Solidified a robust customer base, including Fortune 500 technology companies, while further focusing sales efforts on higher margin customers to maximize profitability.
•	Established a world-class supply chain with very strong relationships and an international footprint that continues to grow.
•	Built a strong balance sheet, with cash on hand of $6.9 million and zero debt, positioning the Company to take value-creating actions such as the current $500,000 stock buyback and investing in future growth, including:
o	Increasingly focusing our sales efforts on higher margin customers
o	Continued hiring of top industry talent
o	Potential acquisitions to build the business

The Dissidents: Want to cut off Surge’s momentum for their own short-term interests.

•	They have made clear they want the Company to be sold as quickly as possible, so that they can exit their positions. Selling the Company would rob other shareholders of the potential to reap the rewards of our growth strategy.
•	They claim that, “Things are not improving at Surge,” which we believe to be clearly untrue. Evidence for the positive momentum at Surge includes strong Q3 financial results, an increasing focus on high-margin business, and a growing international footprint demonstrated by the valuable relationships built by Ira and Steve.
•	Despite their lack of any relevant experience, they want to replace your founders and industry experts Ira Levy and Steve Lubman who are successfully driving a plan to deliver long-term value to shareholders.
•	They criticize Surge for offering to buy their shares, which we believe is an attempt to draw attention away from the main point: we tried numerous times to find an amicable resolution with the dissidents and stop this costly proxy contest, but they insisted on a “prompt” sale of the entire Company.

Your Founders: Have made a point of building strong corporate governance practices at Surge.

•	Surge’s Directors have been stewards of shareholder value while adhering to strong corporate governance principles.
•	A nationally-recognized executive compensation firm recently determined that Surge’s executive compensation is fully in-line with similar companies and that stock and options grants are similarly in-line with peer companies.
•	Recently-appointed director Martin Novick is an industry expert with nearly 40 years of experience.

The Dissidents: Are selectively highlighting in their campaign aspects of the Company’s performance and corporate governance in a misleading effort to paint a picture of poor business performance that is simply UNTRUE.

•	Their complaint that we did not allow them to communicate with the shareholders is false. In fact, Tofias and Rexroad have already mailed their proxy materials to Surge shareholders.
•	They criticize the fact that Surge rents office space from an entity owned in part by Ira Levy and Steve Lubman, but the reality is that this is an arm’s length transaction that is set at fair market value, was approved by the independent directors of the Board and has been fully disclosed in the SEC filings of the Company.
•	Their complaint about our auditor is without merit: it is perfectly legal and is not a conflict of interest for an auditor to perform work for others.
•	Their criticism of executive compensation is baseless. From 2000-2008, a difficult time in the electronic components industry, Ira Levy and Steve Lubman were not granted any equity compensation. That changed only when they had turned around the Company after 2008, having strengthened sales and profits. Since 2008, Surge’s stock has since increased 1,313%.[2] Ira and Steve’s compensation is heavily dependent on meeting business incentives.
•	They have issued statements that we believe completely mischaracterize the Company’s recently adopted NOL shareholder rights plan. This plan was adopted to protect very valuable net operating loss carryforwards (“NOLs”) – estimated at over $10 million for the long-term benefit of the Company and its shareholders. This plan is up for vote by shareholders at the upcoming Annual Meeting – leaving it up to you whether this protection remains in effect.

Our strategic plan is working – our continued results bear this out. Now is not the time for a rushed sale of the Company. Unfortunately, two individuals have chosen to wage a costly and distracting proxy fight to pursue their own personal agendas. Your vote is important and will shape the Company’s ability to continue to deliver long-term shareholder value.

Please sign, date and return the GOLD proxy card today.

Sincerely,
The Board of Directors of Surge Components, Inc.

2 October 10, 2008 – October 6, 2016

About Surge Components, Inc.

Founded in November 1981, Surge is a supplier of capacitors, discrete semi-conductors and audible/sounding devices. Surge’s capacitor product portfolio includes aluminum electrolytic capacitors, film capacitors, and ceramic capacitors. In the discrete semiconductor portfolio, Surge’s strengths include general purpose, recovery, schottky, polymer ESD, and transient voltage suppressors, transistors, diodes, and a full line of bridge rectifiers. With more than 30 years in the industry, Surge helps customers bring their products to market using the highest quality components with the most competitive economics to scale. Surge supplies its top quality products to customers in many market segments, including, but not limited to, power, energy, automotive, computer, telecom and security.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions and are based largely on our current expectations and projections about future events and financial trends that may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading “Risk Factors” in our Annual Report on Form 10-K. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we assume no obligation to revise or update any forward-looking statements whether as a result of new information, events or circumstances occurring after the date of this press release or otherwise.

IMPORTANT

Your vote is important. No matter how many shares of Common Stock you own, please give the Board your proxy FOR the election of the Nominees by taking three steps:

•	SIGNING the enclosed GOLD proxy card,
•	DATING the enclosed GOLD proxy card, and
•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions.Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information, please contact Okapi Partners at the address set forth below.

1212 Avenue of the Americas, 24th Floor
New York, NY 10036
(212) 297-0720
Call Toll-Free at: (877) 629-6357
E-mail: info@okapipartners.com

Contacts

Sloane & Company
Joe Germani, 212-486-9500
jgermani@sloanepr.com